Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated June 13, 2005 relating to the consolidated financial statements of Wilmorite Holdings, L.P. as of December 31, 2004 and 2003 and for the two years ended December 31, 2004, which appear in the Current Report on Form 8-K/A of The Macerich Company, dated July 5, 2005.

/s/ PricewaterhouseCoopers LLP

Boston, MA
July 5, 2005